Exhibit 10.1

Associated Banc-Corp

May 7, 2025

VIA EMAIL ONLY

Mr. David Stein

834 E. Washington Ave.

Suite 237

Madison, WI 53703

David.Stein@associatedbank.com

Re:          Employment Transition – Letter Agreement

Dear Dave:

The purpose of this letter agreement (the “Agreement”) is to memorialize the terms of the employment transition that you will soon make from Executive Vice President, Head of Consumer & Business Banking and Madison Market President, to Strategic Advisor and Madison Market President. If you agree to these terms, please sign and date where indicated and return a copy to me.

As you know, you are currently Executive Vice President, Head of Consumer & Business Banking and Madison Market President, and hold certain offices with Associated Banc-Corp (“ASB”) and its subsidiaries.

As you also know, we agree that you will transition your employment to Strategic Advisor and Madison Market President, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             At-Will Employment. Subject to the terms and conditions of this Agreement, you will agree to continue employment and serve in the position described in this Agreement. Your employment with the Company is and shall remain “at will,” which means that you may resign from your employment, or the Company may terminate your employment, at any time, for any reason or no reason, and with or without notice, subject to the terms hereof.

2.             Effective Date. The parties agree that your employment hereunder and the terms and conditions of this Agreement will commence and be effective as of July 1, 2025 (the “Effective Date”).

3.             Relinquishment of Positions. You agree that, as of the Effective Date, and without further action, you shall: (i) cease to be a member of ASB’s Executive Leadership Team; (ii) cease to be an “executive officer” under applicable securities laws; and (iii) no longer be an “officer” under Regulation O under Federal Reserve regulations.

4.             Position and Duties.

(a)             Position. Upon the Effective Date, you shall serve as the Strategic Advisor and Madison Market President reporting exclusively to the Chief Financial Officer. In such position, you shall have such duties, authority and responsibility as shall be determined by the Chief Financial Officer.

(b)             Duties. You shall devote substantially all of your business time and attention to the performance of your duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly. Notwithstanding the foregoing, you will be permitted to (i) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization, and (ii) purchase or own less than five percent (5%) of the publicly traded securities of any corporation.

(c)             Retirement Date. The parties acknowledge and affirm that you will retire from your employment with ASB, effective December 31, 2025 (the “Retirement Date”). You shall be deemed to have resigned from all positions with ASB as of the Retirement Date without any further action required by you or ASB to effectuate such resignation; provided, however, upon ASB’s request, you shall take all action deemed necessary by ASB to ensure and/or document the effect of same. Notwithstanding this provision, ASB, through its Chief Executive Officer, may request that you postpone your retirement for a reasonable amount of time, and you agree to engage in discussions with ASB regarding a change to the Retirement Date.

5.             Compensation and Benefits.

(a)             Base Salary. Upon the Effective Date, you shall receive $25,000 per month, payable in regular semi-monthly installments, in accordance with the Company’s usual payroll procedures (the “Salary”).

(b)             Vested Incentives. You will retain all your vested rights in the Company’s 401(k) plan, Supplemental Executive Retirement plan, and Retirement Account Plan and will receive all payments due you under the terms of those plans.

(c)             Sunset of Short-Term Incentives. Notwithstanding the Effective Date of this Agreement, you shall continue to be entitled to participate in ASB’s short-term incentive program through June 30, 2025. After that date, you shall no longer be eligible for any of the bonus or short-term incentive plans that are applicable to executives or non-executive colleagues.

(d)             Sunset of Long-Term Incentives. Notwithstanding the Effective Date of this Agreement, you will continue to vest in any unvested awards under the 2023-2025 Long-Term Incentive Performance Plan (“LTIPP”), 2024-2026 and 2025-2027 LTIPP, all of which are issued under and governed by the 2020 Incentive Compensation Plan and the award agreements issued thereunder. The terms and conditions of such plan and award agreements shall continue to apply.

(e)             Performance-Based Award. You will be eligible for a performance-based award of $25,000, payable on the first available payroll date following the Retirement Date. To receive the performance-based award, you must meet the performance expectations related to corporate strategy and strategic initiatives at the discretion of the Chief Executive Officer.

(f)              Acknowledgement of Clawback Obligation. You acknowledge and agree that you remain subject to ASB’s Clawback Policy, which may require you to surrender certain compensation earned, subject to the terms and conditions of such policy.

(g)             Other Compensation and Benefit Arrangements. You shall be entitled to participate in any and all benefit programs that are available to non-Executive Leadership Team members, such as health insurance and 401(k) retirement, that are available to non-Executives, provided that you are eligible to participate under the plan documents governing those programs.

(h)             Withholdings and Taxes. All payments to you will be payable pursuant to ASB’s normal payroll practices. ASB shall deduct from all payments to you hereunder any federal, state or local withholding or other taxes or charges which ASB is from time to time required to deduct under applicable law, and all amounts payable to you hereunder are stated herein before any such deductions.

6.             Relinquishment of Change of Control Agreement. You are party to a Change of Control Agreement with ASB (the “COC Agreement”) which provides for certain compensation to you in the event of a change in control. In consideration for the benefits provided to you under this Agreement, upon the Effective Date, you hereby waive and relinquish any and all rights or claims under the COC Agreement.

7.             Attorneys’ Fees. In the event that ASB brings any action to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, all expenses, including reasonable attorneys’ fees, shall be paid by you if ASB is the prevailing party.

8.             Other Agreements. You acknowledge and agree that you have certain covenants and obligations that are not outlined in this Agreement. Other than the COC Agreement, the parties agree that the terms and conditions of any other written agreements between the parties shall remain in full force and effect.

9.             Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

10.           Choice of Law. All issues concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

11.           Amendments and Waiver. The provisions of this Agreement may be amended or waived only by a written instrument, with written consent by both ASB and you, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

Sincerely,

/s/ Angie M. DeWitt
Angie M. DeWitt
Chief Human Resources Officer
Associated Banc-Corp

ACKNOWLEDGED AND AGREED

David Stein

/s/ David Stein

Date:	5.7.2025

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